Exhibit 99.1

December 21, 2011

To Our Unit Holders:

We are pleased to announce the election of Scott Brittenham as Chairman of the Board of Advanced BioEnergy. Mr. Brittenham has served as a member of the Board of Directors of ABE for the last 3 years. He currently serves as the chairman of the audit and risk management committees. Mr. Brittenham is Chief Executive Officer of Clean Energy Capital. Clean Energy Capital is a private equity firm that owns interest in a number of ethanol refineries throughout the United States. Please join us in congratulating Mr. Brittenham on his election as Chairman of the Board of ABE.

We would like to thank John Lovegrove for his term as former Board Chairman. Mr. Lovegrove has served on the Board of Directors since 2005, and became Chairman of the Board in October 2008. ABE appreciates all of the time and effort Mr. Lovegrove contributed during his tenure as Board Chairman, and looks forward to his continued participation as a Board Member of ABE.

As you know, our fiscal year ended on September 30, 2011. ABE had a solid fiscal year with continued focus on increasing efficiencies and profitability. We paid off long-term debt of approximately $18.0 million during Fiscal 2011 reducing our consolidated interest-bearing debt to $0.69 per gallon. Additionally, we installed a corn oil extraction system at our plant in Fairmont, Nebraska. The corn oil extraction system installation went smoothly and performance and investment payback have exceeded our initial expectations. We are looking forward to the continued profitability the system will add to our Fairmont operations and ABE overall. Further details regarding our Fiscal 2011 performance can be found in our 10-K, which will be filed with the SEC by December 29, 2011. All of our SEC filings can be accessed via our website at www.advancedbioenergy.com by clicking on “SEC Filings”.

You will be receiving our annual tax communication in the second half of January, 2012. We are currently expecting a small tax loss for Fiscal 2011. This will be finalized over the next several weeks as our tax return is completed by our outside tax accountants, and final details will be included with the communication sent in January.

Our Annual Meeting will be held in March, 2012. Full details regarding the Annual Meeting and voting matters will be included in our upcoming Proxy Statement. The Proxy Statement will be filed with the SEC by January 28, 2012, and will be mailed to unit holders shortly thereafter. We encourage all unit holders to attend our Annual Meeting to receive a company update and cast their votes on current proposals. If you cannot attend the meeting, please remember to cast your votes by returning the Proxy Card included with your Proxy Statement.

We continue to work toward increasing the profitability of ABE and reducing our outstanding debt to build value for our unit holders. We are committed to this goal and would like to thank our unit holders for their continued support.

Sincerely,

Richard R. Peterson

CEO